Exhibit 99.1
[First Keystone Financial, Inc. letterhead]


                         FOR IMMEDIATE RELEASE
                         _____________________

CONTACT:  THOMAS M. KELLY, PRESIDENT
          (610) 565-6210

                   FIRST KEYSTONE FINANCIAL ANNOUNCES
                        THIRD QUARTER RESULTS

     Media, PA  July 30, 2004 - First Keystone Financial,
Inc. (Nasdaq: FKFS) reported today net income for the quarter ended June 30, 2004 of $627,000, or $0.32 per diluted share, compared to $665,000, or $0.33 per diluted share, for the same period last year. Net income for the nine months ended June 30, 2004 was $2.0 million, or $1.02 per diluted share, as compared to $2.1 million, or $1.05 per diluted share, for the same period in 2003.

     The Company's net interest income increased
$297,000, or 11.3%, for the three months ended June 30, 2004 as compared to the same period in fiscal 2003. The increase in net interest income reflected the continued more rapid decrease in the weighted average cost of interest-bearing liabilities as compared to the decrease in the weighted average yield on interest-earning assets.
Interest expense decreased $407,000, or 10.2%, for the quarter ended June 30, 2004 as compared to the third quarter of fiscal 2003 primarily due to a 44 basis point decrease in the weighted average rate paid on interest-bearing liabilities partially offset by a $22.1 million increase to $526.0 million in the average balance of such liabilities. Interest income decreased, to a lesser degree, declining $110,000, or 1.7%, for the quarter ended June 30, 2004 compared to the same period in the prior year primarily due to a 25 basis point decrease in the average yield earned on interest-earning assets partially offset by a $16.1 million increase to $529.7 million in the average balance of such assets. As a result, the interest rate margin on a tax equivalent basis increased to 2.27% for the quarter ended June 30, 2004 as compared to 2.12% for the third quarter of fiscal
2003.

     On a linked quarter basis, net interest income increased $146,000 in the third quarter of fiscal 2004 compared to the second quarter of fiscal 2004. In addition, the net interest margin on a tax equivalent basis increased 11 basis points from 2.16% for the three months ended March 31, 2004 (or 11 basis points from 2.09% on a non-tax equivalent basis). During the third quarter of fiscal 2004, as compared to the second quarter of the same year, the Company experienced a 5 basis point increase in the yield earned on average interest-earning assets combined with an 8 basis point decline in the rates paid on interest-bearing liabilities. The increase in the net interest margin was primarily due to an increase in yield in the investment portfolio combined with a decrease in the cost of deposits resulting from the low interest rate environment.

     The provision for loan losses decreased $120,000, or 61.5%, to $75,000 for the three months ended June 30, 2004 and $360,000, or 61.5%, to $225,000 for the nine months ended June 30, 2004 compared to the same periods in the prior year. The decrease in the provision was primarily due to a $927,000 decrease in non-performing assets from June 30, 2003 resulting from a commercial real estate loan being written down to its market value and transferred to real estate owned. Total non-performing assets increased to $3.1 million at June 30, 2004 from $2.9 million at March 31, 2004. The Company's ratio of non-performing assets to total assets was 0.55% at June 30, 2004 compared to 0.51% at March 31, 2004 and
0.73% at June 30, 2003.

     For the quarter ended June 30, 2004, non-interest income decreased $433,000 to $575,000 as compared to the same period last year. For the three months ended June 30, 2004, the decrease was primarily the result of a $202,000 decrease in the gain on sales of investment securities and a $191,000 decrease in cash surrender value of certain insurance policies held by the Bank. With the slowdown in the refinance market, the gain on sales of loans held for sale decreased $144,000 compared to the same period last year. Non-interest income increased $1.6 million to $3.8 million for the nine months ended June 30, 2004 in comparison to the same period last year.

     Non-interest expense for the quarter ended June 30, 2004 increased $24,000, or 0.92% from the same period last year primarily due to increases of $33,000, or 20.4%, in professional fees, $18,000, or 24.3%, in advertising and $50,000, or 9.6%, in other non-interest expenses offset by a $79,000 decrease in compensation and employee benefit expenses. Non-interest expense for the nine months ended June 30, 2004 increased $2.0 million, or 26.6%, by comparison to the same period in the prior year primarily due to an increase in compensation and employee benefit expense. The increase in compensation and employee benefit expenses was due to an additional $598,000 expense relating to the funding of a non-qualified supplemental retirement plan for certain executive officers as well as to the prepayment of the outstanding loan balance on the original loan to the Company's employee stock ownership plan ("ESOP") which resulted in $452,000 of expenses. To a lesser degree, the increase in compensation and benefit expense was due to additional personnel and merit increases. In addition, the increase in non-interest expense was also due to increases of $152,000 and $150,000 in professional fees and real estate operations, respectively.

     The Company's total assets increased to $565.0 million at June 30, 2004, a $5.4 million increase from $559.6 million at September 30, 2003. Investments and mortgage-related securities held to maturity increased to $42.3 million from $9.8 million at September 30, 2003 mainly due to the Company's strategy to reinvest the cash flows from the securities available for sale portfolio into the securities held to maturity portfolio in order to minimize the effect of price volatility to the Company's financial statements resulting from available for sale securities. As a result, the available for sale portfolio decreased by $31.5 million to $170.9 million at June 30, 2004. Loans receivable increased to $297.6 million from $286.4 million at September 30, 2003 resulting from increases in multi-family and commercial real estate loans and home equity loans and lines of credit partially offset by a decline in single-family residential loans. Total deposits decreased $12.7 million, or 3.5%, to $349.9 million at June 30, 2004 from $362.6 million at September 30, 2003. The Company increased by $21.5 million, or 15.8%, the amount of its borrowings from September 30, 2003. Borrowings were considered an appropriate source of funds to offset the decrease in deposits and to fund asset growth. Stockholders' equity decreased $4.2 million due to an unrealized loss on available for sale securities of $2.9 million, the cost of repurchasing 51,092 shares of its common stock as well as purchasing 86,658 shares for the ESOP combined with dividend payments totaling $631,000, partially offset by net income of $2.0 million.

     First Keystone Bank, the Company's wholly owned subsidiary, serves its customers from seven full-service offices located in Delaware and Chester Counties.

     Certain information in this release may constitute forward-looking statements as that term is defined in the Private Securities Litigation Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those estimated due to a number of factors. Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors which could cause actual results to differ materially from those estimated. These factors include, but are not limited to, changes in general economic and market conditions and the development of an interest rate environment that adversely affects the interest rate spread or other income from the Company's and the Bank's investments and operations, the levels of non-interest income and expenses as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not undertake and specifically disclaims any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

     This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP") as discussed below. Management of the Company uses these non-GAAP measures in its analysis of the Company's performance.



                             FIRST KEYSTONE FINANCIAL, INC.
                               SELECTED OPERATIONS DATA
                         (In thousands except per share data)
                                     (Unaudited)

                                                   Three Months Ended      Nine Months Ended
                                                         June 30,               June 30,
                                                 -------------------------------------------
                                                      2004       2003        2004       2003
                                                 -------------------------------------------
Net interest income  (1)                            $2,919     $2,622      $8,588     $8,684
Provision for loan losses                               75        195         225        585
Non-interest income                                    575      1,008       3,808      2,184
Non-interest expense (1)                             2,646      2,622       9,674      7,639
                                                 -------------------------------------------
Income before taxes                                    773        813       2,497      2,644
Income tax expense                                     146        148         501        505
Net income                                          $  627     $  665      $1,996     $2,139
                                                 ===========================================
Basic earnings per share                            $ 0.34     $ 0.35      $ 1.09     $ 1.12
Diluted earnings per share                            0.32       0.33        1.02       1.05
Dividends per share                                   0.11       0.10        0.33       0.30
Number of shares outstanding at end of period    1,926,384  1,985,847   1,926,384  1,985,847

Weighted average basic shares outstanding        1,835,609  1,899,265   1,831,822  1,906,099

Weighted average diluted shares outstanding      1,956,155  2,046,598   1,953,103  2,033,216
_____________________________________________________________________________________________


                             FIRST KEYSTONE FINANCIAL, INC.
                                SELECTED FINANCIAL DATA
                          (In thousands except per share data)
                                      (Unaudited)

                                                                 June 30,     September 30,
                                                                  2004             2003
                                                              ------------------------------
Total assets                                                    $564,953        $559,612
Loans receivable, net                                            297,600         286,421
Investment and mortgage-related securities available for sale    170,867         202,356
Investment and mortgage-related securities held to maturity       42,261           9,802
Cash and cash equivalents                                         18,042          21,190
Deposits                                                         349,864         362,605
Borrowings                                                       157,784         136,272
Junior subordinated debt (2)                                      21,566          21,593
Loan loss allowance                                                2,129           1,986
Total stockholders' equity                                        28,180          32,388
Book value per share                                              $14.63          $16.82
____________________________________________________________________________________________



               FIRST KEYSTONE FINANCIAL, INC.
                     OTHER SELECTED DATA
                            (Unaudited)


                                               At or for the  At or for the
                                               Three Months    Nine Months
                                                   Ended          Ended
                                                  June 30,       June 30,
                                          ------------------------------------
                                              2004      2003     2004     2003
                                          ------------------------------------
Return on average assets (3)                 0.44%     0.49%    0.48%    0.54%
Return on average equity (3)                 8.06%     8.05%    8.42%    8.68%
Interest rate spread (1)(2)(3)(4)            2.25%     2.06%    2.23%    2.35%
Net interest margin (1)(2)(3)(4)             2.27%     2.12%    2.25%    2.40%
Ratio of interest-earning assets to
  interest-bearing liabilities(2)(4)       100.70%   101.93%  100.72%  101.69%
Ratio of operating expenses to
  average assets (1)(2)(3)                   1.88%    1.93%     2.31%    1.93%
Ratio of non-performing assets to
  total assets at end of period (2)          0.55%    0.73%     0.55%    0.73%
Ratio of allowance for loan loss to
  non-performing loans at end of period    116.49%   76.92%   116.49%   76.92%


(1) Due to the adoption of FIN 46, the interest on trust preferred securities is presented as interest expense. Amounts presented as non-interest expense in the prior year have been reclassified to conform with this presentation.

(2) The Company adopted FIN 46 on December 31, 2003.
    The adoption resulted in the deconsolidation of certain trust preferred security trusts previously consolidated. As such, the Company's trust preferred securities are presented as debt. Reclassifications have been made to the prior year to conform with the presentation.

(3) Annualized.

(4) Adjusted for the effects of tax-free investments.
    This is a non-GAAP presentation. Management believes that presentation of its interest rate spread and net interest margin on a tax-equivalent basis provides useful information that is essential to a proper understanding of the operating results of the Company's business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies.
    In order to provide accurate comparisons of yields and margins for all earning assets, the interest income earned on tax-exempt assets has been increased to make them fully equivalent to other taxable interest income investments. Without the adjustment for taxes, the interest rate spread would be 2.18% and 1.98% for the quarter ended June 30, 2004 and 2003, respectively, while the net interest margin would be 2.20% and 2.04% for the quarter ended June 30, 2004 and 2003, respectively. Without the adjustment for taxes, the interest rate spread would be 2.16% and 2.27% for the nine months ended June 30, 2004 and 2003 respectively, while the net interest margin would be 3.27% and 3.48% for the nine months ended June 30, 2004 and 2003, respectively.